UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SD

SPECIALIZED DISCLOSURE REPORT

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Loar Holdings Inc.

(Exact name of Registrant as specified in its Charter)

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Delaware	001-42030	82-2665180
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
20 New King Street White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Michael Manella

General Counsel and Secretary

(Name and telephone number, including area code, of the person to contact in connection with this report)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _____________.

Section 1 - Conflict Minerals Disclosure Item

1.01.
Conflict Minerals Disclosures and Report

The description of Loar Holdings Inc. (the “Company”) reasonable country of origin inquiry process and the results of the Company's inquiry are included in the Conflict Minerals Report, attached as Exhibit 1.01 to this Form SD.

A copy of the Company’s Form SD and Conflict Minerals Report is available on the Company's website at www.loargroup.com/[INSERT]. The information contained on the Company's website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

Item 1.02. Exhibit

The Company’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01. Exhibits

The following exhibits are being filed with this Specialized Disclosure Report on Form SD:

Exhibit No. Description

1.01
Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOAR HOLDINGS INC.

By: /s/ Michael J. Manella

Name: Michael J. Manella

Title: General Counsel and Secretary

Dated: June 1, 2026